Exhibit 99.1

International Headquarters
2150 St. Elzéar Blvd. West
Laval, Quebec H7L 4A8
Phone: 514.744.6792
Fax: 514.744.6272

Contact Information:

Laurie W. Little
949-461-6002
laurie.little@valeant.com

Elif McDonald
905-695-7607
elif.mcdonald@valeant.com

Media: Renée Soto/Jared Levy Sard Verbinnen & Co. 212-687-8080 rsoto@sardverb.com	Meghan Gavigan Sard Verbinnen & Co. 415-618-8750 mgavigan@sardverb.com

VALEANT PHARMACEUTICALS RECEIVES NOTICE OF DEFAULT
FROM BONDHOLDERS DUE TO DELAYED 10-K FILING

Notice Does Not Accelerate Any of the Company’s Indebtedness

Company Has Until June 11, 2016 to Cure Default By Filing 10-K

Company is on Schedule to File its 10-K on or before April 29, 2016, as Previously Disclosed

LAVAL, Quebec, April 12, 2016 -- Valeant Pharmaceuticals International, Inc. (“Valeant” or the “Company”) (NYSE: VRX )( TSX: VRX) today announced that it has received a notice of default from holders of its 5.5% Notes due 2023 as a result of the delay in the Company filing its Form 10-K for the fiscal year ended December 31, 2015.  The Company discussed on its March 15, 2016 preliminary earnings call the possibility of receipt of such notice.  Under its bond indentures, the Company has until June 11, 2016, 60 days from the receipt of the notice, to file its 10-K, which will cure the default in all respects. The Company is working diligently and is on schedule to file its 10-K on or before April 29, 2016. The notice of default does not result in the acceleration of any of the Company's indebtedness.

As previously announced, the Ad Hoc Committee of the board of directors has completed its review of various Philidor and related accounting matters and has not identified any additional items that would require restatements beyond those required by matters previously disclosed.  The Company is in the process of restating the affected financial statements, and the restated financial statements will be included in the Company's Form 10-K for the fiscal year ended December 31, 2015, which the Company intends to file with the Securities and Exchange Commission and the Canadian Securities Regulators on or before April 29, 2016.

About Valeant

Valeant Pharmaceuticals International, Inc. (NYSE/TSX:VRX) is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of dermatology, gastrointestinal disorder, eye health, neurology and branded generics. More information about Valeant can be found at www.valeant.com.

Forward-looking Statements

This press release may contain forward-looking statements, including, but not limited to, statements regarding the timing with respect to the filing of the Company’s Form 10-K for the fiscal year ended December 31, 2015.  Forward-looking statements may generally be identified by the use of the words "anticipates," "expects," "intends," "plans," "should," "could," "would," "may," "will," "believes," "estimates," "potential," "target," or "continue" and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in the Company's most recent annual or quarterly report and detailed from time to time in Valeant's other filings with the Securities and Exchange Commission and the Canadian Securities Administrators, which factors are incorporated herein by reference. Readers are cautioned not to place undue reliance on any of these forward-looking statements.  These forward-looking statements speak only as of the date hereof. Valeant undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes, unless required by law.

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